NEWS RELEASE

FOR IMMEDIATE RELEASE
CONTACT: Michael J. Blodnick
(406) 751-4701
Ron J. Copher
(406) 751-7706

GLACIER BANCORP, INC. ANNOUNCES
RESULTS FOR THE QUARTER ENDED SEPTEMBER 30, 2015

HIGHLIGHTS:

•
Net income of $29.6 million for the current quarter, an increase of 1 percent from the prior quarter $29.3 million net income and an increase of 1 percent from the prior year third quarter net income of $29.3 million.

•	Current quarter diluted earnings per share of $0.39, compared to the prior quarter diluted earnings per share of $0.39 and the prior year third quarter diluted earnings per share of $0.40.

•	The loan portfolio increased $69 million, or 6 percent annualized, during the current quarter.

•	Non-interest bearing deposits of $1.894 billion, increased $162.7 million, or 9 percent, during the current quarter.

•	Dividend declared of $0.19 per share. The dividend was the 122nd consecutive quarterly dividend declared by the Company.

•	The Company announced the definitive agreement to acquire Cañon National Bank, a community bank based in Cañon City, Colorado, with total assets of $260 million at September 30, 2015.

Results Summary

	Three Months ended				Nine Months ended
(Dollars in thousands, except per share data)	Sep 30, 2015	Jun 30, 2015	Mar 31, 2015	Sep 30, 2014	Sep 30, 2015	Sep 30, 2014
Net income	$29,614	29,335	27,670	29,294	86,619	84,701
Diluted earnings per share	$0.39	0.39	0.37	0.40	1.15	1.14
Return on average assets (annualized)	1.36%	1.39%	1.36%	1.46%	1.37%	1.44%
Return on average equity (annualized)	10.93%	11.05%	10.72%	11.30%	10.90%	11.27%

KALISPELL, MONTANA, October 22, 2015 - Glacier Bancorp, Inc. (Nasdaq: GBCI) reported net income of $29.6 million for the current quarter, an increase of $320 thousand, or 1 percent, from the $29.3 million of net income for the prior year third quarter. Diluted earnings per share for the current quarter was $0.39 per share, a decrease of $0.01, or 3 percent, from the prior year third quarter diluted earnings per share of $0.40. Included in the current quarter non-interest expense was $259 thousand of one-time acquisition and conversion related expenses.

“Once again this quarter we delivered solid performance metrics similar to what we have achieved over the past nine quarters,” said Mick Blodnick, President and Chief Executive Officer.  “Record top line revenues helped offset higher taxes in the third quarter and allowed us to generate another quarter of record earnings.  The growth in revenues came primarily from increases in interest on our investment and commercial loan portfolios as well as greater service charge fee income on deposit accounts,” Blodnick said.

Net income for the nine months ended September 30, 2015 was $86.6 million, an increase of $1.9 million, or 2 percent, from the $84.7 million of net income for the same period in the prior year. Diluted earnings per share for the nine months ended September 30, 2015 was $1.15 per share, an increase of $0.01, or 1 percent, from the diluted earnings per share for the same period in the prior year.

On February 28, 2015, the Company completed the acquisition of Montana Community Banks, Inc. and its subsidiary, Community Bank, Inc. (collectively, “CB”). The Company incurred $1.5 million of legal and professional expenses in connection with the CB acquisition and conversion during the current year. Goodwill of $1.1 million resulted from the acquisition which was based on the estimated fair value of the assets acquired and liabilities assumed. The Company’s results of operations and financial condition include the acquisition of CB from the acquisition date and the following table provides information on the fair value of selected classifications of assets and liabilities acquired:

(Dollars in thousands)	February 28, 2015
Total assets	$175,774
Investment securities	42,350
Loans receivable	84,689
Non-interest bearing deposits	41,779
Interest bearing deposits	105,041
Federal Home Loan Bank advances and other borrowed funds	3,292

Asset Summary

					$ Change from
(Dollars in thousands)	Sep 30, 2015	Jun 30, 2015	Dec 31, 2014	Sep 30, 2014	Jun 30, 2015	Dec 31, 2014	Sep 30, 2014
Cash and cash equivalents	$242,835	355,719	442,409	282,097	(112,884)	(199,574)	(39,262)
Investment securities, available-for-sale	2,530,994	2,361,830	2,387,428	2,398,196	169,164	143,566	132,798
Investment securities, held-to-maturity	651,822	593,314	520,997	482,757	58,508	130,825	169,065
Total investment securities	3,182,816	2,955,144	2,908,425	2,880,953	227,672	274,391	301,863
Loans receivable
Residential real estate	644,694	635,674	611,463	603,806	9,020	33,231	40,888
Commercial	3,581,667	3,529,274	3,263,448	3,248,529	52,393	318,219	333,138
Consumer and other	650,058	642,483	613,184	606,764	7,575	36,874	43,294
Loans receivable	4,876,419	4,807,431	4,488,095	4,459,099	68,988	388,324	417,320
Allowance for loan and lease losses	(130,768)	(130,519)	(129,753)	(130,632)	(249)	(1,015)	(136)
Loans receivable, net	4,745,651	4,676,912	4,358,342	4,328,467	68,739	387,309	417,184
Other assets	592,997	602,035	597,331	618,293	(9,038)	(4,334)	(25,296)
Total assets	$8,764,299	8,589,810	8,306,507	8,109,810	174,489	457,792	654,489

Total investment securities of $3.183 billion at September 30, 2015 increased $228 million, or 8 percent, during the current quarter and increased $302 million, or 10 percent, from September 30, 2014. The increase in the investment portfolio from the prior quarter and the prior year third quarter was the result of continuing to selectively purchase investment securities with the Company’s excess liquidity resulting from the sustained increase in deposits. Investment securities represented 36 percent of total assets at September 30, 2015 compared to 35 percent at December 31, 2014 and 36 percent at September 30, 2014.

The Company continues to experience growth in the loan portfolio which increased $69.0 million, or 1 percent, during the current quarter. The loan category with the largest dollar increase during the current quarter was commercial real estate loans which increased $46.6 million, or 2 percent. The loan category with the largest percentage increase was residential construction (i.e., regulatory classification) which increased 10 percent over the prior quarter. Excluding the CB acquisition, the loan portfolio increased $304 million, or 7 percent, since December 31, 2014 with $252 million of the increase coming from growth in commercial loans. “Our loan growth was a little softer than what we had hoped for this quarter as a couple of large credits paid off,” Blodnick said.  “Loan production in the third quarter actually exceeded the first two quarters of the year, unfortunately so did pay offs.  The good news is the loan pipeline still looks decent as we head into what traditionally is a slower time of the year for loan production.  Hopefully, loan pay downs will slow down also,” Blodnick said.

Credit Quality Summary

	At or for the Nine Months ended	At or for the Six Months ended	At or for the Year ended	At or for the Nine Months ended
(Dollars in thousands)	Sep 30, 2015	Jun 30, 2015	Dec 31, 2014	Sep 30, 2014
Allowance for loan and lease losses
Balance at beginning of period	$129,753	129,753	130,351	130,351
Provision for loan losses	1,873	1,047	1,912	1,721
Charge-offs	(4,671)	(2,598)	(7,603)	(5,567)
Recoveries	3,813	2,317	5,093	4,127
Balance at end of period	$130,768	130,519	129,753	130,632
Other real estate owned	$26,609	26,686	27,804	28,374
Accruing loans 90 days or more past due	3,784	618	214	1,617
Non-accrual loans	54,632	56,918	61,882	68,149
Total non-performing assets [1]	$85,025	84,222	89,900	98,140
Non-performing assets as a percentage of subsidiary assets	0.97%	0.98%	1.08%	1.21%
Allowance for loan and lease losses as a percentage of non-performing loans	224%	227%	209%	187%
Allowance for loan and lease losses as a percentage of total loans	2.68%	2.71%	2.89%	2.93%
Net charge-offs as a percentage of total loans	0.02%	0.01%	0.06%	0.03%
Accruing loans 30-89 days past due	$17,822	28,474	25,904	17,570
Accruing troubled debt restructurings	$63,638	64,336	69,129	74,376
Non-accrual troubled debt restructurings	$27,442	32,664	33,714	37,482
__________
1 As of September 30, 2015, non-performing assets have not been reduced by U.S. government guarantees of $2.0 million.

Non-performing assets at September 30, 2015 were $85.0 million, an increase of $803 thousand, or less than 1 percent, during the current quarter. Non-performing assets at September 30, 2015 decreased $13.1 million, or 13 percent, from a year ago. Land, lot and other construction loans (i.e., regulatory classification) continues to be the largest category of non-performing assets with $38.6 million, or 45 percent, at September 30, 2015. The Company has continued to make progress by reducing this category the past few years and the category decreased $4.2 million, or 10 percent, from the prior quarter. Early stage delinquencies (accruing loans 30-89 days past due) of $17.8 million at September 30, 2015 decreased $10.7 million from the prior quarter and increased $252 thousand from the prior year third quarter.

The allowance for loan and lease losses (“allowance”) was $131 million at September 30, 2015 and continued to remain stable compared to the prior periods. The allowance was 2.68 percent of total loans outstanding at September 30, 2015 compared to 2.89 percent at December 31, 2014 and 2.93 percent for the same quarter last year. The reduction in the allowance as a percentage of total loans was driven primarily by loan growth, stabilizing credit quality, and no allowance carried over from bank acquisitions as a result of the acquired loans recorded at fair value.

Credit Quality Trends and Provision for Loan Losses

(Dollars in thousands)	Provision for Loan Losses	Net Charge-Offs (Recoveries)	ALLL as a Percent of Loans	Accruing Loans 30-89 Days Past Due as a Percent of Loans	Non-Performing Assets to Total Subsidiary Assets
Third quarter 2015	$826	$577	2.68%	0.37%	0.97%
Second quarter 2015	282	(381)	2.71%	0.59%	0.98%
First quarter 2015	765	662	2.77%	0.71%	1.07%
Fourth quarter 2014	191	1,070	2.89%	0.58%	1.08%
Third quarter 2014	360	364	2.93%	0.39%	1.21%
Second quarter 2014	239	332	3.11%	0.44%	1.30%
First quarter 2014	1,122	744	3.20%	1.05%	1.37%
Fourth quarter 2013	1,802	2,216	3.21%	0.79%	1.39%

Net charge-offs of loans for the current quarter were $577 thousand compared to net recoveries of $381 thousand for the prior quarter and net charge-offs of $364 thousand from the same quarter last year. The current quarter provision for loan losses of $826 thousand increased $544 thousand from the prior quarter and increased $466 thousand from the prior year third quarter. Loan portfolio growth, composition, average loan size, credit quality considerations, and other environmental factors will continue to determine the level of the loan loss provision.

Supplemental information regarding credit quality and identification of the Company’s loan portfolio based on regulatory classification is provided in the exhibits at the end of this press release. The regulatory classification of loans is based primarily on collateral type while the Company’s loan segments presented herein are based on the purpose of the loan.

Liability Summary

					$ Change from
(Dollars in thousands)	Sep 30, 2015	Jun 30, 2015	Dec 31, 2014	Sep 30, 2014	Jun 30, 2015	Dec 31, 2014	Sep 30, 2014
Non-interest bearing deposits	$1,893,723	1,731,015	1,632,403	1,595,971	162,708	261,320	297,752
Interest bearing deposits	4,779,456	4,827,642	4,712,809	4,510,840	(48,186)	66,647	268,616
Repurchase agreements	441,041	408,935	397,107	367,213	32,106	43,934	73,828
Federal Home Loan Bank advances	329,299	329,470	296,944	366,866	(171)	32,355	(37,567)
Other borrowed funds	6,619	6,665	7,311	7,351	(46)	(692)	(732)
Subordinated debentures	125,812	125,776	125,705	125,669	36	107	143
Other liabilities	113,541	103,856	106,181	95,420	9,685	7,360	18,121
Total liabilities	$7,689,491	7,533,359	7,278,460	7,069,330	156,132	411,031	620,161

The Company continues to generate strong increases in non-interest bearing deposits. Non-interest bearing deposits of $1.894 billion at September 30, 2015, increased $163 million, or 9 percent, from the prior quarter. Excluding the CB acquisition, non-interest bearing deposits increased $256 million, or 16 percent, from September 30, 2014. Interest bearing deposits of $4.779 billion at September 30, 2015 included $190 million of wholesale deposits (i.e., brokered deposits classified as NOW, money market deposits and certificate accounts). Excluding the decrease of $7.5 million in wholesale deposits, interest bearing deposits at September 30, 2015 decreased $40.6 million, or 1 percent, during the current quarter. Excluding the CB acquisition, interest bearing deposits at September 30, 2015 increased $164 million, or 4 percent, from September 30, 2014. “We continue to drive significant organic growth in non-interest bearing deposits, ” Blodnick said.  “The current quarter was by far the largest increase we have generated in this deposit category and even exceeds those quarters where we acquired a new bank.  It’s a testament to the great work done by all of our banks in adding to and maintaining  their market share.  This large low cost deposit base will serve us well when interest rates begin to rise,” Blodnick said.

Securities sold under agreements to repurchase (“repurchase agreements”) of $441 million at September 30, 2015 increased $32.1 million, or 8 percent, from the prior quarter and was primarily the result of additions to existing repurchase agreements. Federal Home Loan Bank (“FHLB”) advances of $329 million at September 30, 2015 were unchanged for the current quarter and increased $32.4 million, or 11 percent, since December 31, 2014 as the Company took advantage of attractive term borrowings that were available from the FHLB of Seattle prior to the merger with FHLB of Des Moines during the second quarter of 2015. FHLB advances decreased $37.6 million, or 10 percent, from September 30, 2014 as growth in deposits and continued balance sheet changes reduced the need for additional borrowings.

Stockholders’ Equity Summary

					$ Change from
(Dollars in thousands, except per share data)	Sep 30, 2015	Jun 30, 2015	Dec 31, 2014	Sep 30, 2014	Jun 30, 2015	Dec 31, 2014	Sep 30, 2014
Common equity	$1,066,801	1,051,011	1,010,303	1,017,805	15,790	56,498	48,996
Accumulated other comprehensive income	8,007	5,440	17,744	22,675	2,567	(9,737)	(14,668)
Total stockholders’ equity	1,074,808	1,056,451	1,028,047	1,040,480	18,357	46,761	34,328
Goodwill and core deposit intangible, net	(141,624)	(142,344)	(140,606)	(141,323)	720	(1,018)	(301)
Tangible stockholders’ equity	$933,184	914,107	887,441	899,157	19,077	45,743	34,027

Stockholders’ equity to total assets	12.26%	12.30%	12.38%	12.83%
Tangible stockholders’ equity to total tangible assets	10.82%	10.82%	10.87%	11.28%
Book value per common share	$14.23	13.99	13.70	13.87	0.24	0.53	0.36
Tangible book value per common share	$12.35	12.10	11.83	11.98	0.25	0.52	0.37
Market price per share at end of period	$26.39	29.42	27.77	25.86	(3.03)	(1.38)	0.53

Tangible stockholders’ equity of $933 million at September 30, 2015 increased $19.1 million, or 2 percent, from the prior quarter due primarily to earnings retention and an increase in accumulated other comprehensive income. Tangible stockholders’ equity increased $34.0 million, or 4 percent, from a year ago the result of earnings retention and Company stock issued in connection with the CB acquisitions, both of which offset the decrease in accumulated other comprehensive income. Tangible book value per common share of $12.35 increased $0.25 per share from the prior quarter and increased $0.37 per share from the prior year third quarter.

Cash Dividend
On September 30, 2015, the Company’s Board of Directors declared a cash dividend of $0.19 per share. The dividend was payable October 22, 2015 to shareholders of record on October 13, 2015. Future cash dividends will depend on a variety of factors, including net income, capital, asset quality, general economic conditions and regulatory considerations.

Operating Results for Three Months Ended September 30, 2015
Compared to June 30, 2015 and September 30, 2014

Income Summary

	Three Months ended				$ Change from
(Dollars in thousands)	Sep 30, 2015	Jun 30, 2015	Mar 31, 2015	Sep 30, 2014	Jun 30, 2015	Mar 31, 2015	Sep 30, 2014
Net interest income
Interest income	$80,367	78,617	77,486	75,690	1,750	2,881	4,677
Interest expense	7,309	7,369	7,382	6,430	(60)	(73)	879
Total net interest income	73,058	71,248	70,104	69,260	1,810	2,954	3,798
Non-interest income
Service charges, loan fees, and other fees	16,030	15,445	14,156	15,661	585	1,874	369
Gain on sale of loans	7,326	7,600	5,430	6,000	(274)	1,896	1,326
(Loss) gain on sale of investments	(31)	(98)	5	(61)	67	(36)	30
Other income	2,474	2,855	3,102	2,832	(381)	(628)	(358)
Total non-interest income	25,799	25,802	22,693	24,432	(3)	3,106	1,367
	$98,857	97,050	92,797	93,692	1,807	6,060	5,165
Net interest margin (tax-equivalent)	3.96%	3.98%	4.03%	3.99%

Net Interest Income
In the current quarter, interest income of $80.4 million increased $1.8 million, or 2 percent from the prior quarter, such increase attributable to increases in interest income on commercial loans. Income of $42.1 million on commercial loans increased $1.4 million, or 4 percent, from the prior quarter and was driven primarily by loan volume increases. Interest income during the current quarter increased $4.7 million, or 6 percent, over the prior year third quarter and was also due to higher interest income on commercial loans. The current quarter interest income on commercial loans increased $14.2 million, or 13 percent, over the prior year third quarter primarily the result of an increased volume in commercial loans. Interest income of $22.4 million on investment securities increased $478 thousand, or 2 percent, over the prior quarter and decreased $357 thousand, or 2 percent, over the prior year third quarter.

The current quarter interest expense of $7.3 million decreased $60 thousand, or 1 percent, from the prior quarter. The current quarter interest expense increased $879 thousand from the prior year third quarter, such increase attributed to the interest expense associated with the interest rate swap which started interest expense accruals in the fourth quarter of 2014. The total cost of funding (including non-interest bearing deposits) for the current quarter was 39 basis points compared to 40 basis points for the prior quarter and 37 basis points in the prior year third quarter.

The Company’s net interest margin as a percentage of earning assets, on a tax-equivalent basis, for the current quarter was 3.96 percent compared to 3.98 percent in the prior quarter. The 2 basis point decrease in the current quarter net interest margin was primarily driven by a 3 basis point reduction in the acquired loan fair value discount accretion. Included in the current quarter net interest margin was 4 basis points related to the recovery of interest on loans previously placed on non-accrual compared to 1 basis point in the prior quarter. The Company’s current quarter net interest margin decreased 3 basis points from the prior year third quarter net interest margin of 3.99 percent. The reduction in the net interest margin from the prior year third quarter was the result of a 6 basis point increase in interest expense related to the interest rate swaps. “The net interest margin for the current and sequential quarter and for the first nine months of the current year have remained stable compared to the year ago quarters and year ago nine month period as the Bank divisions have been disciplined in pricing loans and interest bearing deposits,” said Ron Copher, Chief Financial Officer. “The growth in the non-interest bearing balances has served the Bank well to offset the higher interest expense associated with the interest rate swap.”

Non-interest Income
Non-interest income for the current quarter totaled $25.8 million which was stable compared to the prior quarter and an increase of $1.4 million, or 6 percent, over the same quarter last year. Service fee income of $16.0 million, increased $585 thousand, or 4 percent, from the prior quarter and increased $369 thousand, or 2 percent, from the prior year third quarter with both increases the result of the increased number of deposit accounts. Gain of $7.3 million on the sale of the residential loans in the current quarter decreased $274 thousand, or 4 percent, from the prior quarter and increased $1.3 million, or 22 percent, from the prior year third quarter as a result of an increase in mortgage purchase activity. Other non-interest income for the current quarter decreased $381 thousand, or 13 percent, over the prior quarter the result of annual incentives received in the second quarter of 2015. Other non-interest income decreased $358 thousand, or 13 percent, over the prior year third quarter due to a decrease in other real estate owned (“OREO”) income. Included in other income was operating revenue of $19 thousand from OREO and a gain of $110 thousand from the sale of OREO, a combined total of $129 thousand for the current quarter compared to $323 thousand for the prior quarter and $406 thousand for the prior year third quarter.

Non-interest Expense Summary

	Three Months ended				$ Change from
(Dollars in thousands)	Sep 30, 2015	Jun 30, 2015	Mar 31, 2015	Sep 30, 2014	Jun 30, 2015	Mar 31, 2015	Sep 30, 2014
Compensation and employee benefits	$33,534	32,729	32,244	30,142	805	1,290	3,392
Occupancy and equipment	7,887	7,810	7,362	6,961	77	525	926
Advertising and promotions	2,459	2,240	1,927	2,141	219	532	318
Data processing	1,258	1,593	1,249	1,472	(335)	9	(214)
Other real estate owned	1,047	1,377	758	602	(330)	289	445
Regulatory assessments and insurance	1,478	1,006	1,305	1,435	472	173	43
Core deposit intangibles amortization	720	755	731	692	(35)	(11)	28
Other expenses	10,729	12,435	9,921	10,793	(1,706)	808	(64)
Total non-interest expense	$59,112	59,945	55,497	54,238	(833)	3,615	4,874

Compensation and employee benefits for the current quarter increased by $805 thousand, or 2 percent, from the prior quarter. Compensation and employee benefits for the current quarter increased by $3.4 million, or 11 percent, from the prior year third quarter due to the increased number of employees from the CB acquisition and the First National Bank of the Rockies (“FNBR”) acquisition in August 2014, and annual salary increases. Current quarter occupancy and equipment expense increased $926 thousand, or 13 percent, from the prior year third quarter as a result of added costs associated with the CB and FNBR acquisitions and equipment expense related to additional information technology infrastructure. The current quarter advertising expense increased $219 thousand, or 10 percent, from the prior quarter and increased $318 thousand, or 15 percent, from the prior year third quarter as a result of the Company actively marketing to its customer base in certain market areas. The current quarter data processing expense decreased $335 thousand, or 21 percent, from the prior quarter as a result of conversion related expenses and general increases during the prior quarter. The current quarter data processing expense decreased $214 thousand, or 15 percent, from the prior year third quarter as a result of a decrease in outsourced data processing expense from an acquired bank in the prior year third quarter. The current quarter OREO expense of $1.0 million was a decrease of $330 thousand from the prior quarter and included $559 thousand of operating expense, $452 thousand of fair value write-downs, and $37 thousand of loss from the sales of OREO. Current quarter other expenses of $10.7 million decreased by $1.7 million, or 14 percent, from the prior quarter primarily from expenses connected with equity investments in New Market Tax Credits (“NMTC”) projects and conversion related expenses which were incurred in the second quarter of 2015. The NMTC expenses were more than offset by the tax benefits included in federal income tax expense during the second quarter of 2015 which was the reason for the increase of $1.8 million in federal and state income tax during the current quarter.

Efficiency Ratio
The efficiency ratio for the current quarter was 54.32 percent compared to 55.91 percent in the prior quarter. The 1.59 percent decrease in efficiency ratio resulted from decreases in expenses associated with NMTC projects and increases in net interest income primarily from volume increases in commercial loans and investment securities. The current quarter efficiency ratio of 54.32 percent compares to 53.87 percent in the prior year third quarter. The 45 basis point increase in efficiency ratio resulted from increases in non-interest expense driven by increased compensation and other operational expenses, which outpaced the increases in net interest income from an increase in earning assets.

Operating Results for Nine Months ended September 30, 2015
Compared to September 30, 2014

Income Summary

	Nine Months ended		$ Change	% Change
(Dollars in thousands)	Sep 30, 2015	Sep 30, 2014
Net interest income
Interest income	$236,470	$223,740	$12,730	6%
Interest expense	22,060	19,598	2,462	13%
Total net interest income	214,410	204,142	10,268	5%
Non-interest income
Service charges, loan fees, and other fees	45,631	43,656	1,975	5%
Gain on sale of loans	20,356	14,373	5,983	42%
Loss on sale of investments	(124)	(160)	36	(23)%
Other income	8,431	8,455	(24)	—%
Total non-interest income	74,294	66,324	7,970	12%
	$288,704	$270,466	$18,238	7%
Net interest margin (tax-equivalent)	3.99%	4.00%

Net Interest Income
Interest income for the first nine months of the current year increased $12.7 million, or 6 percent, from the prior year first nine months and was principally due to an increase in income from commercial loans. Current year interest income of $122 million on commercial loans increased $14.2 million, or 13 percent, from the prior year first nine months and was primarily the result of an increased volume of commercial loans. Current year interest income of $67.4 million on investment securities decreased $3.6 million, or 5 percent, over the same period last year, as a result of a decreased rate on investment securities, although the tax effective yield adjustment reduced this decrease to $140 thousand.

Interest expense for the first nine months of the current year increased $2.5 million, or 13 percent, from the prior year first nine months and was primarily due to the interest expense associated with the interest rate swap which started interest expense accruals in the fourth quarter of 2014. The total funding cost (including non-interest bearing deposits) for the first nine months of 2015 was 40 basis points compared to 39 basis points for the first nine months of 2014.

The net interest margin as a percentage of earning assets, on a tax-equivalent basis, for the first nine months of 2015 was 3.99 percent, a decrease of 1 basis point from the prior year first nine months net interest margin of 4.00 percent. The 1 basis point reduction was attributable to a combination of items including an increase in interest expense from the interest rate swaps which was partially offset by increases in higher yielding earning assets.

Non-interest Income
Non-interest income of $74.3 million for the first nine months of 2015 increased $8.0 million, or 12 percent, over the same period last year. Service charges and other fees of $45.6 million for the first nine months of 2015 increased $2.0 million, or 5 percent, from the same period last year driven by the increased number of deposit accounts. The gains of $20.4 million on the sale of residential loans for the first nine months of 2015 increased $6.0 million, or 42 percent, from the first nine months of 2014 resulting from an increase in mortgage refinancing and purchase activity. Other income was unchanged from the nine month period last year. Included in other income was operating revenue of $95 thousand from OREO and gains of $775 thousand from the sales of OREO, which totaled $870 thousand for the first nine months of 2015 compared to $1.8 million for the same period in the prior year.

Non-interest Expense Summary

	Nine Months ended		$ Change	% Change
(Dollars in thousands)	Sep 30, 2015	Sep 30, 2014
Compensation and employee benefits	$98,507	$87,764	$10,743	12%
Occupancy and equipment	23,059	20,307	2,752	14%
Advertising and promotions	6,626	5,866	760	13%
Data processing	4,100	4,792	(692)	(14)%
Other real estate owned	3,182	1,675	1,507	90%
Regulatory assessments and insurance	3,789	4,055	(266)	(7)%
Core deposit intangible amortization	2,206	2,095	111	5%
Other expenses	33,085	30,427	2,658	9%
Total non-interest expense	$174,554	$156,981	$17,573	11%

Compensation and employee benefits for the first nine months of 2015 increased $10.7 million, or 12 percent, from the same period last year due to the increased number of employees from the acquired banks, additional benefit costs and annual salary increases. Occupancy and equipment expense increased $2.8 million, or 14 percent, as a result of increased costs associated with the CB and FNBR acquisitions and equipment expense related to additional information technology infrastructure. Outsourced data processing expense decreased $692 thousand, or 14 percent, from the prior year first nine months as a result of a decrease in conversion related expenses and outsourced data processing expense from an acquired bank. OREO expense of $3.2 million in the first nine months of 2015 increased $1.5 million, or 90 percent, from the first nine months of the prior year. OREO expenses tend to fluctuate based on the level of activity in various quarters. OREO expense for the first nine months of 2015 included $1.4 million of operating expenses, $1.5 million of fair value write-downs, and $250 thousand of loss from the sales of OREO. Other expense of $33.1 million for the first nine months of 2015 increased by $2.7 million, or 9 percent, from the first nine months of the prior year primarily due to increases in conversion and acquisition related expenses.

Provision for Loan Losses
The provision for loan losses was $1.9 million for the first nine months of 2015, an increase of $152 thousand, or 9 percent, from the same period in the prior year. Net charged-off loans during the first nine months of 2015 were $858 thousand, a decrease of $582 thousand from the first nine months of 2014.

Efficiency Ratio
The efficiency ratio was 55.01 percent for the first nine months of 2015 and 54.03 percent for the first nine months of 2014. The increase in the efficiency ratio resulted from compensation expense and increased costs from acquisitions outpacing the increase in net interest income and increases in gain on sale of loans.

About Glacier Bancorp, Inc.
Glacier Bancorp, Inc. is a regional bank holding company providing commercial banking services in 82 communities in Montana, Idaho, Utah, Washington, Wyoming and Colorado. Glacier Bancorp, Inc. is headquartered in Kalispell, Montana, and  is the parent company for Glacier Bank, Kalispell and Bank divisions First Security Bank of Missoula; Valley Bank of Helena; Big Sky Western Bank, Bozeman; Western Security Bank, Billings; and First Bank of Montana, Lewistown, all operating in Montana; as well as Mountain West Bank, Coeur d’Alene operating in Idaho, Utah and Washington; Citizens Community Bank, Pocatello, operating in Idaho; 1st Bank, Evanston, operating in Wyoming and Utah;  First Bank of Wyoming, Powell and First State Bank, Wheatland, each operating in Wyoming; North Cascades Bank, Chelan, operating in Washington; and Bank of the San Juans, Durango, operating in Colorado.

Forward-Looking Statements
This news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about management’s plans, objectives, expectations and intentions that are not historical facts, and other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “should,” “projects,” “seeks,” “estimates” or words of similar meaning. These forward-looking statements are based on current beliefs and expectations of management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations in the forward-looking statements, including those set forth in this news release:

•	the risks associated with lending and potential adverse changes of the credit quality of loans in the Company’s portfolio;

•	changes in market interest rates, which could adversely affect the Company’s net interest income and profitability;

•
legislative or regulatory changes that adversely affect the Company’s business, ability to complete pending or prospective future acquisitions, limit certain sources of revenue, or increase cost of operations;

•	costs or difficulties related to the completion and integration of acquisitions;

•	the goodwill the Company has recorded in connection with acquisitions could become impaired, which may have an adverse impact on earnings and capital;

•	reduced demand for banking products and services;

•
the risks presented by public stock market volatility, which could adversely affect the market price of the Company’s common stock and the ability to raise additional capital or grow the Company through acquisitions;

•
consolidation in the financial services industry in the Company’s markets resulting in the creation of larger financial institutions who may have greater resources could change the competitive landscape;

•	dependence on the Chief Executive Officer, the senior management team and the Presidents of the Bank divisions;

•	potential interruption or breach in security of the Company’s systems; and

•	the Company’s success in managing risks involved in the foregoing.

The Company does not undertake any obligation to publicly correct or update any forward-looking statement if it later becomes aware that actual results are likely to differ materially from those expressed in such forward-looking statement.

Glacier Bancorp, Inc.
Unaudited Condensed Consolidated Statements of Financial Condition

(Dollars in thousands, except per share data)	September 30, 2015	June 30, 2015	December 31, 2014	September 30, 2014
Assets
Cash on hand and in banks	$104,363	120,783	122,834	109,947
Federal funds sold	2,210	—	1,025	488
Interest bearing cash deposits	136,262	234,936	318,550	171,662
Cash and cash equivalents	242,835	355,719	442,409	282,097
Investment securities, available-for-sale	2,530,994	2,361,830	2,387,428	2,398,196
Investment securities, held-to-maturity	651,822	593,314	520,997	482,757
Total investment securities	3,182,816	2,955,144	2,908,425	2,880,953
Loans held for sale	40,456	53,201	46,726	65,598
Loans receivable	4,876,419	4,807,431	4,488,095	4,459,099
Allowance for loan and lease losses	(130,768)	(130,519)	(129,753)	(130,632)
Loans receivable, net	4,745,651	4,676,912	4,358,342	4,328,467
Premises and equipment, net	185,864	186,858	179,175	178,509
Other real estate owned	26,609	26,686	27,804	28,374
Accrued interest receivable	46,786	44,563	40,587	42,981
Deferred tax asset	55,095	56,571	41,737	44,452
Core deposit intangible, net	10,781	11,501	10,900	11,617
Goodwill	130,843	130,843	129,706	129,706
Non-marketable equity securities	24,905	24,914	52,868	52,868
Other assets	71,658	66,898	67,828	64,188
Total assets	$8,764,299	8,589,810	8,306,507	8,109,810
Liabilities
Non-interest bearing deposits	$1,893,723	1,731,015	1,632,403	1,595,971
Interest bearing deposits	4,779,456	4,827,642	4,712,809	4,510,840
Securities sold under agreements to repurchase	441,041	408,935	397,107	367,213
FHLB advances	329,299	329,470	296,944	366,866
Other borrowed funds	6,619	6,665	7,311	7,351
Subordinated debentures	125,812	125,776	125,705	125,669
Accrued interest payable	3,641	3,790	4,155	3,058
Other liabilities	109,900	100,066	102,026	92,362
Total liabilities	7,689,491	7,533,359	7,278,460	7,069,330
Stockholders’ Equity
Preferred shares, $0.01 par value per share, 1,000,000 shares authorized, none issued or outstanding	—	—	—	—
Common stock, $0.01 par value per share, 117,187,500 shares authorized	755	755	750	750
Paid-in capital	720,639	720,073	708,356	707,821
Retained earnings - substantially restricted	345,407	330,183	301,197	309,234
Accumulated other comprehensive income	8,007	5,440	17,744	22,675
Total stockholders’ equity	1,074,808	1,056,451	1,028,047	1,040,480
Total liabilities and stockholders’ equity	$8,764,299	8,589,810	8,306,507	8,109,810
Number of common stock shares issued and outstanding	75,532,082	75,531,258	75,026,092	75,024,092

Glacier Bancorp, Inc.
Unaudited Condensed Consolidated Statements of Operations

	Three Months ended			Nine Months ended
(Dollars in thousands, except per share data)	September 30, 2015	June 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
Interest Income
Investment securities	$22,437	21,959	22,794	67,355	71,002
Residential real estate loans	7,878	7,942	7,950	23,581	22,257
Commercial loans	42,137	40,698	37,387	121,857	107,696
Consumer and other loans	7,915	8,018	7,559	23,677	22,785
Total interest income	80,367	78,617	75,690	236,470	223,740
Interest Expense
Deposits	3,947	4,112	3,027	12,206	9,177
Securities sold under agreements to repurchase	261	232	225	734	627
Federal Home Loan Bank advances	2,273	2,217	2,356	6,685	7,317
Federal funds purchased and other borrowed funds	21	15	34	63	135
Subordinated debentures	807	793	788	2,372	2,342
Total interest expense	7,309	7,369	6,430	22,060	19,598
Net Interest Income	73,058	71,248	69,260	214,410	204,142
Provision for loan losses	826	282	360	1,873	1,721
Net interest income after provision for loan losses	72,232	70,966	68,900	212,537	202,421
Non-Interest Income
Service charges and other fees	14,975	14,303	14,319	42,277	40,085
Miscellaneous loan fees and charges	1,055	1,142	1,342	3,354	3,571
Gain on sale of loans	7,326	7,600	6,000	20,356	14,373
Loss on sale of investments	(31)	(98)	(61)	(124)	(160)
Other income	2,474	2,855	2,832	8,431	8,455
Total non-interest income	25,799	25,802	24,432	74,294	66,324
Non-Interest Expense
Compensation and employee benefits	33,534	32,729	30,142	98,507	87,764
Occupancy and equipment	7,887	7,810	6,961	23,059	20,307
Advertising and promotions	2,459	2,240	2,141	6,626	5,866
Data processing	1,258	1,593	1,472	4,100	4,792
Other real estate owned	1,047	1,377	602	3,182	1,675
Regulatory assessments and insurance	1,478	1,006	1,435	3,789	4,055
Core deposit intangibles amortization	720	755	692	2,206	2,095
Other expenses	10,729	12,435	10,793	33,085	30,427
Total non-interest expense	59,112	59,945	54,238	174,554	156,981
Income Before Income Taxes	38,919	36,823	39,094	112,277	111,764
Federal and state income tax expense	9,305	7,488	9,800	25,658	27,063
Net Income	$29,614	29,335	29,294	86,619	84,701
Basic earnings per share	$0.39	0.39	0.40	1.15	1.14
Diluted earnings per share	$0.39	0.39	0.40	1.15	1.14
Dividends declared per share	$0.19	0.19	0.17	0.56	0.50
Average outstanding shares - basic	75,531,923	75,530,591	74,631,317	75,424,147	74,512,806
Average outstanding shares - diluted	75,586,453	75,565,655	74,676,124	75,469,355	74,554,263

Glacier Bancorp, Inc.
Average Balance Sheet

	Three Months ended			Nine Months ended
	September 30, 2015			September 30, 2015
(Dollars in thousands)	Average Balance	Interest & Dividends	Average Yield/ Rate	Average Balance	Interest & Dividends	Average Yield/ Rate
Assets
Residential real estate loans	$679,037	$7,878	4.64%	$673,084	$23,581	4.67%
Commercial loans [1]	3,510,098	42,811	4.84%	3,411,631	123,759	4.85%
Consumer and other loans	639,155	7,915	4.91%	625,726	23,677	5.06%
Total loans [2]	4,828,290	58,604	4.82%	4,710,441	171,017	4.85%
Tax-exempt investment securities [3]	1,334,980	19,511	5.85%	1,317,788	57,026	5.77%
Taxable investment securities [4]	1,930,378	10,063	2.09%	1,894,572	30,472	2.14%
Total earning assets	8,093,648	88,178	4.32%	7,922,801	258,515	4.36%
Goodwill and intangibles	142,031			141,851
Non-earning assets	384,452			385,216
Total assets	$8,620,131			$8,449,868
Liabilities
Non-interest bearing deposits	$1,793,899	$—	—%	$1,702,459	$—	—%
NOW accounts	1,387,334	264	0.08%	1,347,658	790	0.08%
Savings accounts	763,430	90	0.05%	740,905	263	0.05%
Money market deposit accounts	1,349,244	514	0.15%	1,330,212	1,544	0.16%
Certificate accounts	1,125,276	1,657	0.58%	1,147,820	5,284	0.62%
Wholesale deposits [5]	190,724	1,422	2.96%	208,640	4,325	2.77%
FHLB advances	329,797	2,273	2.70%	315,068	6,685	2.80%
Repurchase agreements and other borrowed funds	512,807	1,089	0.84%	504,787	3,169	0.84%
Total funding liabilities	7,452,511	7,309	0.39%	7,297,549	22,060	0.40%
Other liabilities	92,955			90,300
Total liabilities	7,545,466			7,387,849
Stockholders’ Equity
Common stock	755			754
Paid-in capital	720,325			717,424
Retained earnings	344,768			329,630
Accumulated other comprehensive income	8,817			14,211
Total stockholders’ equity	1,074,665			1,062,019
Total liabilities and stockholders’ equity	$8,620,131			$8,449,868
Net interest income (tax-equivalent)		$80,869			$236,455
Net interest spread (tax-equivalent)			3.93%			3.96%
Net interest margin (tax-equivalent)			3.96%			3.99%
__________

[1]	Includes tax effect of $674 thousand and $1.9 million on tax-exempt municipal loan and lease income for the three and nine months ended September 30, 2015.

[2]	Total loans are gross of the allowance for loan and lease losses, net of unearned income and include loans held for sale. Non-accrual loans were included in the average volume for the entire period.

[3]	Includes tax effect of $6.8 million and $19.1 million on tax-exempt investment security income for the three and nine months ended September 30, 2015.

[4]	Includes tax effect of $362 thousand and $1.1 million on federal income tax credits for the three and nine months ended September 30, 2015.

[5]	Wholesale deposits include brokered deposits classified as NOW, money market deposit and certificate accounts.

Glacier Bancorp, Inc.
Loan Portfolio by Regulatory Classification

	Loans Receivable, by Loan Type				% Change from
(Dollars in thousands)	Sep 30, 2015	Jun 30, 2015	Dec 31, 2014	Sep 30, 2014	Jun 30, 2015	Dec 31, 2014	Sep 30, 2014
Custom and owner occupied construction	$64,951	$56,460	$56,689	$59,121	15%	15%	10%
Pre-sold and spec construction	46,921	45,063	47,406	44,085	4%	(1)%	6%
Total residential construction	111,872	101,523	104,095	103,206	10%	7%	8%
Land development	83,756	78,059	82,829	88,507	7%	1%	(5)%
Consumer land or lots	98,490	98,365	101,818	99,003	—%	(3)%	(1)%
Unimproved land	74,439	76,726	86,116	66,684	(3)%	(14)%	12%
Developed lots for operative builders	13,697	13,673	14,126	15,471	—%	(3)%	(11)%
Commercial lots	22,937	20,047	16,205	16,050	14%	42%	43%
Other construction	122,347	126,966	150,075	149,207	(4)%	(18)%	(18)%
Total land, lot, and other construction	415,666	413,836	451,169	434,922	—%	(8)%	(4)%
Owner occupied	885,736	874,651	849,148	834,742	1%	4%	6%
Non-owner occupied	739,057	718,024	674,381	658,429	3%	10%	12%
Total commercial real estate	1,624,793	1,592,675	1,523,529	1,493,171	2%	7%	9%
Commercial and industrial	619,688	635,259	547,910	573,617	(2)%	13%	8%
Agriculture	386,523	374,258	310,785	317,506	3%	24%	22%
1st lien	801,705	802,152	775,785	782,116	—%	3%	3%
Junior lien	67,351	67,019	68,358	71,678	—%	(1)%	(6)%
Total 1-4 family	869,056	869,171	844,143	853,794	—%	3%	2%
Multifamily residential	189,944	195,674	160,426	168,760	(3)%	18%	13%
Home equity lines of credit	359,605	356,077	334,788	322,442	1%	7%	12%
Other consumer	154,095	147,427	133,773	139,045	5%	15%	11%
Total consumer	513,700	503,504	468,561	461,487	2%	10%	11%
Other	185,633	174,732	124,203	118,234	6%	49%	57%
Total loans receivable, including loans held for sale	4,916,875	4,860,632	4,534,821	4,524,697	1%	8%	9%
Less loans held for sale [1]	(40,456)	(53,201)	(46,726)	(65,598)	(24)%	(13)%	(38)%
Total loans receivable	$4,876,419	$4,807,431	$4,488,095	$4,459,099	1%	9%	9%

_______
[1] Loans held for sale are primarily 1st lien 1-4 family loans.

Glacier Bancorp, Inc.
Credit Quality Summary by Regulatory Classification

	Non-performing Assets, by Loan Type				Non- Accrual Loans	Accruing Loans 90 Days or More Past Due	Other Real Estate Owned
(Dollars in thousands)	Sep 30, 2015	Jun 30, 2015	Dec 31, 2014	Sep 30, 2014	Sep 30, 2015	Sep 30, 2015	Sep 30, 2015
Custom and owner occupied construction	$1,048	1,079	1,132	1,164	1,048	—	—
Pre-sold and spec construction	—	18	218	222	—	—	—
Total residential construction	1,048	1,097	1,350	1,386	1,048	—	—
Land development	17,719	20,405	20,842	24,803	7,769	—	9,950
Consumer land or lots	2,430	2,647	3,581	3,451	1,105	—	1,325
Unimproved land	12,055	12,580	14,170	13,659	8,607	—	3,448
Developed lots for operative builders	492	848	1,318	1,672	270	—	222
Commercial lots	1,631	2,050	2,660	2,697	241	—	1,390
Other construction	4,244	4,244	5,151	5,154	—	—	4,244
Total land, lot and other construction	38,571	42,774	47,722	51,436	17,992	—	20,579
Owner occupied	12,719	13,057	13,574	14,913	8,220	1,444	3,055
Non-owner occupied	3,833	3,179	3,013	3,768	2,713	—	1,120
Total commercial real estate	16,552	16,236	16,587	18,681	10,933	1,444	4,175
Commercial and industrial	5,110	5,805	4,375	4,833	4,868	199	43
Agriculture	3,114	2,769	3,074	3,430	2,499	167	448
1st lien	11,953	9,867	9,580	13,236	10,538	107	1,308
Junior lien	660	739	442	481	660	—	—
Total 1-4 family	12,613	10,606	10,022	13,717	11,198	107	1,308
Multifamily residential	—	—	440	450	—	—	—
Home equity lines of credit	6,013	4,742	6,099	3,985	5,991	22	—
Other consumer	204	164	231	222	103	45	56
Total consumer	6,217	4,906	6,330	4,207	6,094	67	56
Other	1,800	29	—	—	—	1,800	—
Total	$85,025	84,222	89,900	98,140	54,632	3,784	26,609

Glacier Bancorp, Inc.
Credit Quality Summary by Regulatory Classification (continued)

	Accruing 30-89 Days Delinquent Loans, by Loan Type				% Change from
(Dollars in thousands)	Sep 30, 2015	Jun 30, 2015	Dec 31, 2014	Sep 30, 2014	Jun 30, 2015	Dec 31, 2014	Sep 30, 2014
Custom and owner occupied construction	$138	$—	$—	$—	n/m	n/m	n/m
Pre-sold and spec construction	144	—	869	179	n/m	(83)%	(20)%
Total residential construction	282	—	869	179	n/m	(68)%	58%
Consumer land or lots	266	158	391	62	68%	(32)%	329%
Unimproved land	304	755	267	1,177	(60)%	14%	(74)%
Developed lots for operative builders	—	—	—	21	n/m	n/m	(100)%
Commercial lots	—	66	21	106	(100)%	(100)%	(100)%
Other construction	—	—	—	660	n/m	n/m	(100)%
Total land, lot and other construction	570	979	679	2,026	(42)%	(16)%	(72)%
Owner occupied	2,497	4,727	5,971	4,341	(47)%	(58)%	(42)%
Non-owner occupied	5,529	8,257	3,131	266	(33)%	77%	1,979%
Total commercial real estate	8,026	12,984	9,102	4,607	(38)%	(12)%	74%
Commercial and industrial	2,774	6,760	2,915	3,376	(59)%	(5)%	(18)%
Agriculture	867	353	994	152	146%	(13)%	470%
1st lien	2,510	2,891	6,804	3,738	(13)%	(63)%	(33)%
Junior lien	228	335	491	275	(32)%	(54)%	(17)%
Total 1-4 family	2,738	3,226	7,295	4,013	(15)%	(62)%	(32)%
Multifamily Residential	114	671	—	684	(83)%	n/m	(83)%
Home equity lines of credit	1,599	2,464	1,288	1,725	(35)%	24%	(7)%
Other consumer	811	996	928	789	(19)%	(13)%	3%
Total consumer	2,410	3,460	2,216	2,514	(30)%	9%	(4)%
Other	41	41	1,834	19	—%	(98)%	116%
Total	$17,822	$28,474	$25,904	$17,570	(37)%	(31)%	1%

_______
n/m - not measurable

Glacier Bancorp, Inc.
Credit Quality Summary by Regulatory Classification (continued)

	Net Charge-Offs (Recoveries), Year-to-Date Period Ending, By Loan Type				Charge-Offs	Recoveries
(Dollars in thousands)	Sep 30, 2015	Jun 30, 2015	Dec 31, 2014	Sep 30, 2014	Sep 30, 2015	Sep 30, 2015
Pre-sold and spec construction	$(34)	(23)	(94)	(58)	—	34
Land development	(293)	(807)	(390)	(319)	828	1,121
Consumer land or lots	(8)	(77)	375	69	306	314
Unimproved land	(152)	(86)	52	(186)	—	152
Developed lots for operative builders	(72)	(98)	(140)	(125)	51	123
Commercial lots	(5)	(3)	(6)	(5)	—	5
Other construction	(1)	(1)	—	—	—	1
Total land, lot and other construction	(531)	(1,072)	(109)	(566)	1,185	1,716
Owner occupied	249	271	669	201	587	338
Non-owner occupied	105	109	(162)	(44)	116	11
Total commercial real estate	354	380	507	157	703	349
Commercial and industrial	1,011	1,007	1,069	932	1,638	627
Agriculture	(8)	(7)	28	(1)	—	8
1st lien	(80)	(49)	372	207	39	119
Junior lien	(106)	(129)	183	199	79	185
Total 1-4 family	(186)	(178)	555	406	118	304
Multifamily residential	(318)	(29)	138	138	—	318
Home equity lines of credit	531	206	190	222	660	129
Other consumer	39	(3)	226	210	367	328
Total consumer	570	203	416	432	1,027	457
Total	$858	281	2,510	1,440	4,671	3,813

Visit our website at www.glacierbancorp.com